                                                                   EXHIBIT 10.34


                            ASSET PURCHASE AGREEMENT
                            ------------------------

     This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of ___________, 2001, is made and entered into by and among PEMSTAR Inc., a Minnesota corporation ("Buyer"), U.S. Assemblies New England, Inc., a Massachusetts corporation ("Seller"), The MATCO Electronics Group, Inc. a Delaware corporation ("Parent") and James F. Matthews, an individual resident of the State of New York ("Matthews").

     WHEREAS, Matthews owns all or substantially all of the stock of Parent, and Parent owns 100% of the stock of Seller, and Seller is engaged in the business of electronic manufacturing services (the "Business"); and

     WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, on the terms and subject to the conditions set forth in this Agreement, substantially all of the assets and certain liabilities of Seller that are currently being used by Seller in the conduct of the Business; and

     WHEREAS, Matthews and Parent are willing to enter into this Agreement to induce Buyer to purchase the assets of Seller.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements and the conditions set forth in this Agreement, Buyer, Seller, Parent and Matthews hereby agree as follows:


                                    ARTICLE I
                  TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES
                  ---------------------------------------------

     1.01 Transfer of Assets. On the terms and subject to the conditions set forth in this Agreement, Seller shall, at the Closing (as defined in Section
3.01 hereof), sell, transfer and assign to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller's right, title and interest, as of the Closing Date (as defined in Section 3.01 hereof), in and to the following assets of Seller related to, or used in conjunction with, the Business (collectively, the "Assets"):

          (a) All of the equipment, machinery, vehicles, furniture, fixtures, furnishings and leasehold improvements owned by Seller and used by Seller in the operation of the Business, all of which are identified on Schedule 1.01(a) hereto, but excluding those assets which are identified as excluded assets on Schedule 1.01(a);

          (b) Seller's interest in all personal property leases to which Seller is a party that are used in connection with the operation of the Business, all of which leases are identified in Schedule 1.01(b) hereto;

          (c) All of Seller's usable inventories of supplies, raw materials, parts, finished goods, work-in-process, product labels and packaging materials used in connection with the Business and Seller's interest in all orders or contracts for the purchase of usable supplies, raw materials, parts, product labels and packaging materials used in connection with the Business,
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     but only to the extent that there are outstanding purchase orders (for purchase within 90 days) from customers associated with such inventory and the orders or contracts for such inventory, and which will be described on
     Schedule 2.01 at the Closing;

          (d) Seller's interest in all licenses, contracts or agreements with respect to the Business to which Seller is a party and which are identified on Schedule 1.01(d) hereto;

          (e) All unfilled or uncompleted customer contracts, commitments or purchase or sales orders received and accepted by Seller in connection with the Business in the ordinary course of business and which are identified on
     Schedule 1.01(e) hereto, including those mutually agreed to by Buyer and Seller and added to Schedule 1.01(e) at the Closing;

          (f) All documents or other tangible materials embodying technology or intellectual property rights owned by, licensed to or otherwise controlled by Seller and used in connection with the Business, whether such properties are located on Seller's business premises or on the business premises of Seller's suppliers or customers, including, without limitation all software programs (including both source and object codes) and related documentation for software used in or developed for support of the Business;

          (g) All intellectual property rights, if any, owned by, licensed to (but only to the extent assignable) or otherwise controlled by Seller or used in, developed for use in or necessary to the conduct of the Business as now conducted or planned to be conducted including, without limitation, the rights to institute or maintain any action or investigation for and to recover damages for any past infringement thereof or any actions of unfair competition relating thereto, but excluding the Mapics software;

          (h) All of Seller's customer, prospect, dealer and distributor lists, sales literature, inventory records, purchase orders and invoices, sales orders and sales order log books, customer information, commission records, correspondence, employee payroll and personnel records, product data, material safety data sheets, price lists, product demonstrations, quotes and bids and all product catalogs and brochures;

          (i) All permits, licenses and other governmental approvals held by Seller with respect to the Business, to the extent they are assignable;

          (j) All deposits made by Seller with respect to the Business, but excluding Seller's deposit under the real estate lease for the property described in Schedule 4.07(a); and

          (k) Goodwill, all related tangibles and intangibles which Seller uses in the conduct of the Business and all rights to continue to use the Assets in the conduct of a going business.

     The parties hereto expressly agree that Buyer is not assuming any of the liabilities, obligations or undertakings relating to the foregoing Assets, except for those liabilities and obligations specifically assumed by Buyer in
Section 1.02 hereof.

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     1.02 Assumption of Liabilities. Buyer shall assume, pay, perform in accordance with their terms or otherwise satisfy, as of the Closing Date:

          (a) The liabilities of Seller set forth in Exhibit A hereto; and

          (b) Seller's obligations under the leases, agreements, contracts, arrangements and licenses described in Schedules 1.01(b), (d) and (e) hereto.

     1.03 Excluded Liabilities. Other than as set forth above in Section 1.02, Seller shall retain, and Buyer shall not assume, and nothing contained in this Agreement shall be construed as an assumption by Buyer of, any liabilities, obligations or undertakings of Seller of any nature whatsoever, whether accrued, absolute, fixed or contingent, known or unknown due or to become due, unliquidated or otherwise. Seller shall be responsible for all of the liabilities, obligations and undertakings of Seller not assumed by Buyer pursuant to Section 1.02 hereof.


                                   ARTICLE II
                                 PURCHASE PRICE
                                 --------------

     2.01 Amount. Subject to the purchase price adjustment provisions immediately below, the total purchase price (the "Purchase Price") for the Assets shall be Fifteen Million Two Hundred Forty Thousand Dollars ($15,240,000), which is composed of (subject to reallocation pursuant to Section
2.03 below) $3,200,000 for the inventory identified below, $5,000,000 for equipment, fixed assets, etc., $4,250,000 for goodwill, and the assumption or payoff at Closing of $2,790,000 of equipment-related long-term debt (which debt is described in Exhibit A, and Exhibit A further identifies which debt will be assumed and which will be paid off). If the principal balance of the equipment-related long-term debt is less than $2,790,000 on the Closing Date, then the $5,000,000 paid for the equipment will be increased by such difference. The Purchase Price shall be adjusted, on a dollar-for-dollar basis, by an amount equal to the difference (which may be a positive or negative number) between the book value of the usable inventory purchased hereunder as of the Closing Date and $3,200,000. The usable inventory to be purchased hereunder shall be determined immediately prior to the Closing Date pursuant to the standards described in Section 1.01(c), and shall be identified on Schedule 2.01 and attached to this Agreement. The book value of such purchased inventory as of the Closing Date shall be jointly determined by Buyer and Seller pursuant to a physical inventory conducted immediately prior to the Closing Date and such inventory shall be calculated in accordance with generally accepted accounting principles applied on a consistent basis. Any disputes about the book value of such purchased inventory shall be settled as soon as possible after the Closing by an independent "big five" accounting firm chosen by Buyer and Seller. The cost of such independent accounting firm shall be split between Buyer and Seller. If there is a dispute regarding the book value of the purchased inventory, Buyer shall pay on the Closing Date the purchase price for the undisputed inventory and shall place in escrow with Deily, Dautel & Mooney, LLP on terms to be reasonably agreed the book value of the balance of the inventory (as reflected on Seller's books). The escrow account shall be interest bearing and invested in money market funds or government issues, whichever results in the higher rate under the circumstances. Upon resolution of the disputed amount, the escrowed funds and the pro rata share of earned interest, if any, shall be paid to the parties in accordance with such resolution.

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The costs of such escrow shall be paid by the party whose calculation of the inventory book value in dispute is furthest from the resolved amount. The costs of the escrow may be withheld from the distribution and paid to the escrow agent or the party who paid such escrow fees.

     2.02 Manner of Payment. Buyer shall pay the cash portion of the Purchase Price for the Assets (which would be $12,450,000 before any adjustments pursuant to Section 2.01) on the Closing Date by wire transfer to Seller, as directed by Seller, except that $1,000,000 of the cash portion of the Purchase Price shall be paid directly by Buyer on the account of Seller to those suppliers of Seller listed on Exhibit B in the amounts listed on Exhibit B. Buyer shall have the right to offset from such payment any amounts Seller or Parent owes Buyer.

     2.03 Allocation of Purchase Price. The Buyer and Seller have allocated the Purchase Price among the Assets as set forth on Exhibit C, which exhibit shall be updated as of the Closing Date in such a manner as determined by Buyer subject to Seller's consent (which shall not be unreasonably withheld), after taking into account, the applicable Treasury Regulations and the fair market value of such items. Buyer shall prepare for filing all Returns (as defined in Section 4.09(a)) that may be required with respect to the transaction provided for herein pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), any Treasury Regulations promulgated thereunder, any other similar provision of the Code and any other similar, applicable foreign, state or local tax law or regulation. Seller shall provide information that may be required by Buyer for the purpose of preparing such Returns, execute and file such Returns as requested by Buyer and file all other returns and tax information on a basis that is consistent with such Returns prepared by Buyer.


                                   ARTICLE III
                                     CLOSING
                                     -------

     3.01 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Seller at 9:00 a.m. on April 30, 2001, which is referred to herein as the "Closing Date," and the Closing shall be deemed effective as of the beginning of business on the Closing Date.

     3.02 General Procedure. At the Closing, each party shall deliver to the party entitled to receipt thereof the documents required to be delivered pursuant to Article VI hereof and such other documents, instruments and materials (or complete and accurate copies thereof, where appropriate) as may be reasonably required in order to effectuate the intent and provisions of this Agreement, and all such documents, instruments and materials shall be satisfactory in form and substance to counsel for the receiving party. The conveyance, transfer, assignment and delivery of the Assets shall be effected by Seller's execution and delivery to Buyer of a bill of sale substantially in the form attached hereto as Exhibit D (the "Bill of Sale") and such other instruments of conveyance, transfer, assignment and delivery as Buyer shall reasonably request to cause Seller to transfer, convey, assign and deliver the Assets to Buyer, and the assignment and assumption of Seller's Liabilities to Buyer shall be effected by Seller's and Buyer's execution of an assignment and assumption agreement substantially in the form attached hereto as Exhibit E (the "Assignment and Assumption Agreement").

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

     Seller and Parent hereby jointly and severally represent and warrant to Buyer that, except as set forth in the Disclosure Schedule delivered by Seller to Buyer on the date hereof (the "Disclosure Schedule") (which Disclosure Schedule sets forth the exceptions to the representations and warranties contained in this Article IV under captions referencing the Sections to which such exceptions apply):

     4.01 Incorporation and Corporate Power. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Massachusetts and has all requisite corporate power and authority and all authorizations, licenses, permits and certifications necessary to carry on the Business as now being conducted and to own, lease and operate the Assets.

     4.02 Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors and Shareholders of Seller, and, no other proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Seller and, assuming that this Agreement is the valid and binding agreement of Buyer, constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms.

     4.03 Authority; No Breach. Seller has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, or constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Articles of Incorporation or Bylaws of Seller or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Seller or the Assets are bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which Seller or the Assets are subject, except as set forth in the Disclosure Schedule under the caption referencing this Section 4.03.

     4.04 Governmental Authorities; Consents. Except as set forth in the Disclosure Schedule under the caption referencing this Section 4.04, the Seller is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in the Disclosure Schedule, no consent, approval or authorization of any governmental or regulatory authority is required to be obtained by Seller in connection with its execution, delivery and performance of this Agreement.

     4.05 Financial Information. Seller has delivered to Buyer copies of the following financial information: the unaudited balance sheets of the Seller as of December 31, 2000 (the

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"Latest Balance Sheet") and December 31, 1999 and the unaudited statements of earnings, shareholders' equity and cash flows of the Seller for the year ended December 31, 2000 and December 31, 1999 (collectively, the "Financial Information"). This Financial Information is based upon the information contained in the books and records of Seller, fairly present the financial condition of the Business as of the dates thereof and results of operations for the periods referred to therein and were prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods indicated. Since the respective dates of this Financial Information there have been no material changes in the Business or the Assets.

     4.06 Absence of Undisclosed Liabilities. With respect to the Assets or the operations of the Business, Seller has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except (i) as reflected in the Financial Statements, (ii) liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit), or (iii) as otherwise set forth in the Disclosure Schedule under the caption referencing this Section 4.06.

     4.07 Title to Properties.

          (a) Seller does not own any real property relating to the Business. The real property demised by the leases (the "Leases") described under the caption referencing this Section 4.07(a) in the Disclosure Schedule constitutes all of the real property used or occupied by Seller used in connection with the Business (the "Real Property"). The Real Property has access, sufficient for the conduct of the Business as now conducted or as presently proposed to be conducted, to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operation of the Business at that location.

          (b) The leases and licenses to be assumed by Buyer and listed in Exhibit A or Schedules 1.01(b) or (d) are in full force and effect, and Seller holds a valid and existing interest under each lease or license for the term set forth under such caption in the Disclosure Schedule. Seller has delivered to Buyer complete and accurate copies of each lease or license, and none of such leases or licenses have been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Buyer. Except as set forth in the Disclosure Schedule referencing this Section 4.07(b), Seller is not in default, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default under any of such leases or licenses; nor, to the best knowledge of Seller, is any other party to any of such leases or licenses in default.

          (c) Except as set forth in the Disclosure Schedule referencing this
     Section 4.07(c), Seller owns good and marketable title to the Assets, including each of the tangible properties and tangible assets reflected on the Latest Balance Sheet or acquired since the date thereof, free and clear of all liens and encumbrances.

          (d) Schedule 1.01(a) sets forth a description of all the assets which constitute equipment, machinery, motor vehicles, furniture, fixtures, furnishings and leasehold improvements that are used in connection with the operation of the Business. Except as otherwise described in the Disclosure Schedule under the caption referencing this Section 4.07(d), all of the buildings, machinery, equipment and other tangible assets necessary for the conduct of the Business are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. There are no defects in such assets or other conditions relating thereto which, in the aggregate, materially adversely affect the operation or value of such assets. Seller owns, or leases under valid leases, all buildings, machinery, equipment and other tangible assets necessary for the conduct of the Business.

          (e) Except as set forth in the Disclosure Schedule referencing this
     Section 407(e), Seller is not in violation of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of any properties used in the operation of the Business, and Seller has not received any notice of any such violation, or the existence of any condemnation proceeding with respect to any of the Real Property, except, in each case, with respect to violations the potential consequences of which do not or will not have a material adverse effect on Seller.

          (f) Seller has no knowledge of improvements made or contemplated to be made by any public or private authority, the costs of which are to be assessed as special taxes or charges against any of the Real Property, and there are no present assessments.

     4.08 Inventory. Seller's inventory of raw materials, work in process and finished goods relating to the Business and purchased hereunder consists of items of a quality and quantity usable and, with respect to finished goods only, salable at the Seller's normal profit levels, in each case, in the ordinary course of the business, and there are outstanding purchase orders (for purchase within 90 days) from customers associated with such inventory. Seller's inventory of finished goods generated by the Business is not obsolete, excess or damaged and is merchantable and fit for its particular use. As of the date of the Latest Balance Sheet, the values at which such inventory is carried on the Latest Balance Sheet are in accordance with generally accepted accounting principles. The Disclosure Schedule, under the caption referencing this Section 4.08, contains a materially complete and accurate summary of the Seller's inventory of raw materials, work in progress and finished goods relating to the Business as of the dates set forth on the Schedule.

     4.09 Tax Matters.

          (a) Each of Seller and any subsidiary, any affiliated, combined or unitary group of which the Company or any subsidiary is or was a member, any "Plans" (as defined in Section 4.15 hereof), as the case may be (each, a "Tax Affiliate" and, collectively, the "Tax Affiliates"), has: (i) timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements ("Returns") required to be filed or sent by it in respect of any "Taxes" (as defined in subsection (b) below) or required to be filed or sent by it by any taxing authority having jurisdiction; (ii) timely and properly paid (or has had paid on its

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     behalf) all Taxes shown to be due and payable on such Returns; (iii)
     established on its Latest Balance Sheet, in accordance with generally accepted accounting principles, reserves that are adequate for the payment of any Taxes not yet due and payable; (iv) complied with all applicable laws, rules, and regulations relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Internal Revenue Code of 1986, as amended (the "Code"), or similar provisions under any foreign laws), and timely and properly withheld from individual employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws. There are no liens for Taxes upon any of the assets, except liens for Taxes not yet due.

          (b) For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon Seller or any Tax Affiliate.

     4.10 Contracts and Commitments.

          (a) The Disclosure Schedule, under the caption referencing this
     Section 4.10(a), lists the following agreements, whether oral or written, to which Seller is a party, which are currently in effect, and which relate to the operation of the Business or the Assets: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described under the caption referencing Section 4.15 hereof (or excluded by such Section from inclusion thereunder) in the Disclosure Schedule;
     (iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal, other than as described under the caption referencing Section 4.15 hereof in the Disclosure Schedule (or excluded by such Section from inclusion thereunder); (iv) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person; (v) confidentiality agreement; (vi) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the Assets; (vii) guaranty of any obligation for borrowed money or otherwise; (viii) lease or agreement under which it is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds $5,000; (ix) lease or agreement under which it is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $5,000; (x) contract or group of related contracts with the same party for the purchase of products or services under which the undelivered balance of such products or services is in excess of $25,000; (xi) contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $25,000; (xii) contract or group of related contracts with the same party (other than any contract or group of related contracts for the purchase or sale of products or services) continuing over a period of more than six months from the date or dates thereof, not terminable


                                       9
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     by it on 30 days' or less notice without penalty and involving more than
     $25,000; (xiii) contract which prohibits Seller from freely engaging in business anywhere in the world; (xiv) contract for the distribution of any of the products of the Business (including any distributor, sales and original equipment manufacturer contract); (xv) franchise agreement; (xvi) license agreement or agreement providing for the payment or receipt of royalties or other compensation by Seller in connection with the intellectual property rights listed under the caption referencing Section
     4.11 hereof in the Disclosure Schedule; (xvii) contract or commitment for capital expenditures in excess of $25,000; (xviii) agreement for the sale of any capital asset; or (xix) other agreement which is either material to the Business or was not entered into in the ordinary course of business.

          (b) Except as disclosed in the Disclosure Schedule under the caption referencing this Section 4.10(b), Seller has performed all obligations required to be performed by it in connection with the contracts or commitments required to be disclosed in the Disclosure Schedule under the caption referencing Section 4.10(a) and is not in receipt of any claim of default under any contract or commitment required to be disclosed under such caption; Seller has no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed under such caption; and Seller has no knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed under such caption.

          (c) Prior to the date of this Agreement, Buyer has been supplied with a true and correct copy of each written contract or commitment, and a written description of each oral contract or commitment, referred to under the caption referencing Section 4.10(a) in the Disclosure Schedule, together with all amendments, waivers or other changes thereto.

     4.11 Intellectual Property Rights. The Disclosure Schedule describes under the caption referencing this Section 4.11 all intellectual property rights which have been licensed to third parties and those intellectual property rights which are licensed from third parties. Seller has taken all necessary action to protect the intellectual property rights set forth under such caption. Seller has not received any notice of, nor are there any facts known to Seller which indicate a likelihood of, any infringement or misappropriation by, or conflict from, any third party with respect to the intellectual property rights listed in the Disclosure Schedule; no claim by any third party contesting the validity of any intellectual property rights listed under such caption has been made, is currently outstanding or, to the best knowledge of the Company, is threatened; Seller has not received any notice of any infringement, misappropriation or violation by Seller of any intellectual property rights of any third parties and Seller has not infringed, misappropriated or otherwise violated any such intellectual property rights; and no infringement, illicit copying, misappropriation or violation has occurred or will occur with respect to products currently being sold by Seller or with respect to the products currently under development (in their present state of development) or with respect to the conduct of the Business as now conducted.

     4.12 Litigation. Except as set forth in the Disclosure Schedule under the caption referencing this Section 4.12, there are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of Seller, threatened against Seller, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, relating to the Business and there is no reasonable basis known to Seller for any of the foregoing.

     4.13 Warranties. The Disclosure Schedule summarizes under the caption referencing this Section 4.13 all claims outstanding, pending or, to the best knowledge of Seller, threatened for breach of any warranty relating to any products of the Business sold by Seller prior to the date hereof. The description of Seller's product warranties set forth under the caption referencing this Section 4.13 is correct and complete. The reserves for warranty claims on the Latest Balance Sheet are consistent with Seller's prior practices and are fully adequate to cover all warranty claims made or to be made against any products of the Business sold prior to the date thereof.

     4.14 Employees. Except as set forth in the Disclosure Schedule under the caption referencing this Section 4.14, and only with respect to employees of Seller who perform functions in connection with the Business: (a) to the best knowledge of Seller, no employee of Seller and no group of the Seller's employees has any plans to terminate his or its employment; (b) Seller has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes; (c) Seller has no material labor relations problem pending and its labor relations are satisfactory; (d) there are no workers' compensation claims pending against Seller nor is Seller aware of any facts that would give rise to such a claim; (e) to the best knowledge of Seller, no employee of Seller is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the Business; and (f) no employee or former employee of Seller has any claim with respect to any intellectual property rights of Seller set forth under the caption referencing Section 4.14 hereof in the Disclosure Schedule. The Disclosure Schedule, under the caption referencing this
Section 4.14, lists, as of the date set forth in the Disclosure Schedule, each employee of Seller who performs functions in connection with the Business and the position, title, remuneration (including any scheduled salary or remuneration increases), date of employment and accrued vacation pay of each such employee.

     4.15 Employee Benefit Plans.

          (a) Except as set forth under the caption referencing Section 4.15 hereof in the Disclosure Schedule, with respect to all employees and former employees of Seller who perform or performed functions in connection with the Business and all dependents and beneficiaries of such employees and former employees: (i) Seller does not maintain or contribute to any nonqualified deferred compensation or retirement plans, contracts or arrangements; (ii) Seller does not maintain or contribute to any qualified defined contribution plans (as defined in Section 3(34) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 414(i) of the Code; (iii) Seller does not maintain or contribute to any qualified defined benefit plans (as defined in Section 3(35) of ERISA or Section 414(j) of the Code); and (iv) Seller does not maintain or contribute to any employee welfare benefit plans (as defined in Section 3(1) of ERISA).

          (b) To the extent required (either as a matter of law or to obtain the intended tax treatment and tax benefits), all employee benefit plans (as defined in Section 3(3) of ERISA) which Seller does maintain or to which it does contribute (collectively, the "Plans") comply in all material respects with the requirements of ERISA and the Code. With respect to the Plans, (i) all required contributions which are due have been made and a proper accrual has been made for all contributions due in the current fiscal year;
     (ii) there are no actions, suits or claims pending, other than routine uncontested claims for benefits; and (iii) there have been no prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code).

          (c) Buyer has received true and complete copies of the most recent determination letter, if any, received by Seller from the Internal Revenue Service regarding the Plans which Seller maintains or to which it contributes and any amendment to any Plan made subsequent to any Plan amendments covered by any such determination letter.

          (d) Seller does not contribute (and has not ever contributed) to any multi-employer plan, as defined in Section 3(37) of ERISA. Seller has no actual or potential liabilities under Section 4201 of ERISA for any complete or partial withdrawal from a multi-employer plan. Seller has no actual or potential liability for death or medical benefits after separation from employment, other than (i) death benefits under the employee benefit plans or programs (whether or not subject to ERISA) set forth under the caption referencing this Section 4.15 in the Disclosure Schedule and (ii) health care continuation benefits described in Section 4980B of the Code.

          (e) Neither Seller nor any of its directors, officers, employees or other "fiduciaries", as such term is defined in Section 3(21) of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the Plans which would subject Seller, Buyer, Buyer's subsidiaries or any of their respective directors, officers or employees to any liability under ERISA or any applicable law.

          (f) Seller has not incurred any liability for any tax or civil penalty or any disqualification of any employee benefit plan (as defined in Section 3(3) of ERISA) imposed by Sections 4980B and 4975 of the Code and Part 6 of Title I and Section 502(i) of ERISA.

     4.16 Suppliers. The Disclosure Schedule, under the caption referencing this
Section 4.16, lists the 10 largest suppliers of Seller relating to the Business for the fiscal year ended December 31, 2000 and for the two-month period ended February 28, 2001 and sets forth opposite the name of each such supplier the approximate percentage of net sales or purchases by Seller attributable to such supplier for each such period.

     4.17 Compliance with Laws; Permits.

          (a) Seller and its officers, directors, agents and employees have complied in all material respects with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to product labeling, consumer products safety, equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers' compensation, unemployment and building and zoning codes, which materially affect the Business, the Assets or the Real Property and to which Seller may be subject, and no claims have been filed against Seller alleging a violation of any such laws, regulations or other requirements. Seller has no knowledge of any action, pending or threatened, to change the zoning or building ordinances or any other laws, rules, regulations or ordinances affecting the Assets or the Real Property. Seller is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to Buyer after it acquires the Assets.

          (b) Seller has, in full force and effect, all licenses, permits and certificates, from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to conduct its Business and own and operate Assets (other than Environmental Permits, as such term is defined in Section 4.18(c) hereof) (collectively, the "Permits"). A true, correct and complete list of all the Permits is set forth under the caption referencing this Section 4.17 in the Disclosure Schedule, with an indication as to whether the Permit is assignable to Buyer. Seller has conducted its business in compliance with all material terms and conditions of the Permits.

          (c) In particular, but without limiting the generality of the foregoing, Seller has not violated and has no liability, and has not received a notice or charge asserting any violation of or liability under, the federal Occupational Safety and Health Act of 1970 or any other federal or state acts (including rules and regulations thereunder) regulating or otherwise affecting employee health and safety in connection with the Business.

     4.18 Environmental Matters.

          (a) As used in this Section 4.18, the following terms shall have the following meanings:

               (i) "Hazardous Materials" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any federal, state or local law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject Seller to any imposition of costs or liability under any Environmental Law.

               (ii) "Environmental Laws" means all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment (including, without limitation, all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials in effect as of the date of this Agreement).

               (iii)"Release" shall mean the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

          (b) Seller, with respect to the Business and the Real Property, is in material compliance with all applicable Environmental Laws.

          (c) Seller has obtained, and maintained in full force and effect, all environmental permits, licenses, certificates of compliance, approvals and other authorizations necessary to conduct the Business and own or operate the Assets, including the Real Property (collectively, the "Environmental Permits"). A copy of each such Environmental Permit has been provided by Seller to Buyer. Seller has conducted the Business in compliance with all terms and conditions of the Environmental Permits. Seller has filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Laws with respect to the Business and the Assets.

          (d) Except as set forth in the Disclosure Schedule under the caption referencing this Section 4.18: (i) no Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, stored, or released on, under or about any part of the Real Property, (ii) the Real Property and any improvements thereon, contain no asbestos, urea, formaldehyde, radon at levels above natural background, polychlorinated biphenyls (PCBs) or pesticides, and (iii) no aboveground or underground storage tanks are located on, under or about the Real Property, or have been located on, under or about the Real Property and then subsequently been removed or filled. If any such storage tanks exist on, under or about the Real Property, such storage tanks have been duly registered with all appropriate governmental entities and are otherwise in compliance with all applicable Environmental Laws.

          (e) Except as set forth in the Disclosure Schedule under the caption referencing this Section 4.18, Seller has not received notice alleging in any manner that Seller is, or might be potentially responsible for, any Release of Hazardous Materials, or any costs arising under or violation of Environmental Laws with respect to the Business or the Assets.

          (f) No expenditure will be required in order for Buyer to comply with any Environmental Laws in effect at the time of the Closing in connection with the operation or continued operation of the Business or the Real Property in a manner consistent with the current operation thereof by Seller.

          (g) Seller and the Real Property are not and have not been listed on the United States Environmental Protection Agency National Priorities List of Hazardous Waste Sites, or any other list, schedule, law, inventory or record of hazardous or solid waste sites maintained by any federal, state or local agency.

          (h) Seller has disclosed and delivered to Buyer all environmental reports and investigations which Seller has obtained or ordered with respect to the Business and the Assets, including the Real Property.

          (i) No part of the Business or the Assets (including the Real Property) have been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products.

          (j) No lien has been attached or filed against Seller (with respect to the Business or the Assets) or the Assets or the Real Property in favor of any governmental or private entity for (i) any liability or imposition of costs under or violation of any applicable Environmental Law; or (ii) any Release of Hazardous Materials.

          (k) Seller, on behalf of itself and its successors and assigns, hereby waives, releases and agrees not to bring any claim, demand, cause of action or proceeding, including without limitation any cost recovery action, against Buyer under any Environmental Law in connection with the Buyer's purchase, ownership or operation of the Business and the Assets. Except as provided above, Buyer, on behalf of itself and its successors and assigns, hereby waives, releases and agrees not to bring any claim, demand, cause of action or proceeding, including without limitation any cost recovery action, against Seller under any Environmental Law arising from Buyer's operation of the Business and the Assets.

     4.19 Brokerage. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.


                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF BUYER
                     ---------------------------------------

     Buyer hereby represents and warrants to Seller that:

     5.01 Incorporation and Corporate Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota, with the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

     5.02 Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms.

     5.03 No Breach. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of Buyer, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Articles of Incorporation or Bylaws of Buyer or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Buyer is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which Buyer is subject.

     5.04 Governmental Authorities; Consents. Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby.

     5.05 Brokerage. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.


                                   ARTICLE VI
                  COVENANTS OF SELLER AND CONDITIONS TO CLOSING
                  ---------------------------------------------

     6.01 Conduct of the Business. In connection with the Assets or the Business, Seller agrees to observe each term set forth in this Section 6.01 and agrees that, from the date hereof until the Closing Date, unless otherwise consented to by Buyer in writing:

          (a) The Business shall be conducted only in, and Seller shall not take any action except in, the ordinary course of Seller's business, on an arm's-length basis and in accordance in all material respects with all applicable laws, rules and regulations and Seller's past custom and practice;

          (b) Seller shall not, directly or indirectly, do or permit to occur any of the following insofar as they relate to Business or the Assets: (i) sell, pledge, dispose of or encumber any of the Assets, except in the ordinary course of business; (ii) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; (iii) incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital in the ordinary course of business and consistent with past practice; (iv) accelerate, beyond the normal collection cycle, collection of accounts receivable; or (v) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 6.01(b);

          (c) Seller shall not, directly or indirectly, (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers or directors or consultants; or (ii) in the case of employees, officers or consultants, take any action with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof;

          (d) Seller shall not adopt or amend any bonus, profit sharing, compensation, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees or affiliates;

          (e) Seller shall not cancel or terminate its current insurance policies covering the Assets and the Business, or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

          (f) Seller shall (i) use its best efforts to preserve intact the organization and goodwill of the Business, keep available the services of Seller's officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with Seller in connection with the Business; (ii) confer on a regular and frequent basis with representatives of Buyer to report operational matters and the general status of ongoing operations with respect to the Business; (iii) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at the Closing; (iv) notify Buyer of any emergency or other change in the normal course of the Business or in the operation of the properties of the Business and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material, individually or in the aggregate, to the business, operations or financial condition of Seller or to Seller's or Buyer's ability to consummate the transactions contemplated by this Agreement; and (v) promptly notify Buyer in writing if Seller shall discover that any representation or warranty made by it in this Agreement was when made, or has subsequently become, untrue in any respect;

          (g) Seller shall file any Tax returns, elections or information statements with respect to any liabilities for Taxes of Seller or other matters relating to Taxes of Seller which affect the Assets and pursuant to applicable law must be filed prior to the Closing Date;

     6.02 Conditions to Buyer's Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

          (a) The representations and warranties set forth in Article IV hereof shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures by Seller of discoveries, events or occurrences arising on or after the date hereof), except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

          (b) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Buyer of all or a material portion of the Assets, or to compel Buyer or any of its subsidiaries to dispose of or to hold separately all or a material portion of the business or assets of Buyer and its subsidiaries, as a result of the transactions contemplated hereby, (iii) seeking to invalidate or render unenforceable any material provision of this Agreement, or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

          (c) Buyer shall not have discovered any fact or circumstance existing as of the date of this Agreement which has not been disclosed to Buyer as of the date of this Agreement regarding the Business or Assets, which is, individually or in the aggregate with other such facts and circumstances, materially adverse to the value of the Assets or the Business, as determined by the Buyer in its reasonable discretion;

          (d) There shall have been no damage, destruction or loss of or to any of the Assets, whether or not covered by insurance, which, in the aggregate, has, or would be reasonably likely to have, a material adverse effect on the Assets or the Business;

          (e) Buyer shall have negotiated to its satisfaction the terms of a Lease Agreement for the facility currently leased by Seller (which Lease Agreement is referenced in subsection (g) (iii) below and shall include the consent of the Massachusetts Industrial Finance Agency and an Attornment Agreement acceptable to Buyer);

          (f) Buyer shall have received evidence of the appropriate consents as are necessary, in Buyer's judgment, for Buyer to assume the leases or debt to be assumed by Buyer under this Agreement on terms satisfactory to Buyer;

          (g) On the Closing Date, Seller shall have delivered to Buyer all of the following:

               (i) an executed copy of the Bill of Sale and such other instruments of conveyance, transfer, assignment and delivery as Buyer shall have reasonably requested pursuant to Section 3.02 hereof;

               (ii) an executed copy of the Assignment and Assumption Agreement;

               (iii)a Lease Agreement executed by the owner of the Real Property in the form attached hereto as Exhibit F (the "Lease Agreement") (if the Lease Agreement is not attached at the time of the execution of this Agreement, then it will be attached if and when Buyer successfully negotiates the terms as described in subsection (e) above);

               (iv) such representations, warranties and covenants, which shall be incorporated into this Agreement and subject to Article VIII, regarding the assumption of the debt under the Industrial Development Revenue Bonds as Buyer deems necessary and reasonable under the circumstances;

               (v) certificate of the President of Seller dated as of the Closing Date stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied;

               (vi) an opinion letter from legal counsel to Seller addressed to Buyer opining as to the enforceability of this Agreement, the Bill of Sale and the Assignment and Assumption Agreement under Massachusetts law in such form as is reasonably satisfactory to Buyer; and

               (vii) such other certificates, documents and instruments as Buyer reasonably requests related to the transactions contemplated hereby (including UCC releases or termination statements from the creditors of Seller and Parent with liens on any of the Assets and the Attornment Agreement referred to in subsection (e) above).

          (h) Seller shall have made an arrangement with Microsoft Corporation on terms satisfactory to Buyer so that Buyer will have appropriate paid-up licenses to all the Microsoft software currently being used by Seller in the Business.

          (i) Buyer shall have received and shall be satisfied with the results of an environmental audit of the operations of and the real property used by the Business.

     6.03 Conditions to Seller's Obligations. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

          (a) On the Closing Date, Buyer will have delivered to Seller

               (i) an executed copy of the Assignment and Assumption Agreement; and

               (ii) an executed copy of the Lease Agreement.

          (b) On the Closing Date, Buyer shall have delivered to Escrow Agent the purchase price as determined pursuant to section 2.01 above.


                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS
                              ---------------------

     7.01 Employment Matters. Effective as of the Closing Date, Buyer shall offer to hire all qualified employees of Seller who Buyer reasonably believes are necessary and qualified to operate its business. All terms, including benefits, of each offer to such person shall be determined by Buyer in its sole discretion and nothing herein shall constitute an agreement to assume or be bound by any previous or existing agreement between Seller and any of Seller's employees or a guaranty that any employee of Seller, to whom an offer of employment may be made, shall be entitled to remain in the employment of Buyer for a specified period of time. An employee of the Business to whom an offer of employment is made by Buyer and who accepts such offer shall become an employee of Buyer on the day such person reports to work for the Buyer. Such person who is unable to report to work for Buyer on the Closing Date due to illness, injury or other reason shall remain an employee of Seller until such person reports to work for Buyer. Seller shall remain solely responsible for all salaries, wages, benefits, severance arrangements and all other terms of employment for (a) each person who may become an employee of Buyer accruing prior to the date such person becomes an employee of Buyer and (b) each employee of the Business who does not become an employee of Buyer accruing at any time.

     7.02 Payment of Seller Liabilities. Seller agrees that, after the Closing, it shall pay in the ordinary course of business all liabilities of Seller related to the Business and not provided for in the Escrow Agreement.

     7.03 Non-Competition.

          (a) For a period of two (2) years from and after the Closing Date ("Non-Competition Period"), Seller, Parent, or any corporation or other entity or business with which Seller or Parent is in any way affiliated shall not directly or indirectly, without the prior written consent of Buyer, (i) engage anywhere in the Restricted Territory, or have any ownership interest in (except for ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act or the Exchange Act), or participate in the financing, operation, management or control of, any firm, partnership, corporation, entity or business that engages or participates in a "Seller Competing Business Purpose," (ii) solicit any business from or perform any business for any customer of Seller existing on the Closing Date and identified on Schedule 7.03(a), (iii) induce or attempt to induce any customer, supplier, distributor, licensee or other business relation of the Seller to cease doing business with the Buyer or any affiliate of Buyer, or in any way interfere with the relationship between any such customer, supplier, distributor, licensee or business relation, (iv) request, induce or attempt to influence, directly or indirectly, any employee of Buyer to leave the employ of Buyer, or in any way interfere with the relationship between Buyer and any employee thereof, or (v) employ any person who as of the date of this Agreement is, or after such date is, an employee of Buyer or any affiliate of Buyer, or was within the preceding one-year period an employee of Seller or any affiliate of Seller. The term "Restricted Territory" shall mean Massachusetts, New Hampshire and Rhode Island. The term "Seller Competing Business Purpose" means the Business as conducted at the Closing Date.

          (b) Seller and Parent acknowledge and agree that their covenants and obligations with respect to non-competition relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause irreparable injury for which adequate remedies are not available at law. Therefore, Seller and Parent agree that Buyer will be entitled to an injunction, restraining order or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain Seller and/or Parent or its affiliates from committing any violation of the covenants set forth in this Section 7.03(b).

                                  ARTICLE VIII
                            SURVIVAL; INDEMNIFICATION
                            -------------------------

     8.01 Survival of Representations and Warranties. Notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, the representations and warranties contained in Article IV and
Article V hereof shall survive the Closing.

     8.02 (a) Indemnification by Seller. Seller and Parent jointly and severally agree to indemnify in full Buyer and its officers, directors, employees, agents and stockholders (collectively, the "Buyer Indemnified Parties") and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses) (collectively, "Losses"), which Buyer Indemnified Parties may suffer, sustain or become subject to, as a result of (i) any misrepresentation in any of the representations and warranties of Seller contained in this Agreement or in any exhibits, schedules, certificates or other documents delivered or to be delivered by or on behalf of Seller pursuant to the terms of this Agreement or otherwise referenced or incorporated in this Agreement (collectively, the "Related Documents"), (ii) any breach of, or failure to perform, any agreement of Seller contained in this Agreement or any of the Related Documents, (iii) any "Claims" (as defined in Section 8.04(a) hereof) or threatened Claims against Buyer arising out of the actions or inactions of Seller with respect to the Assets or the Business prior to the Closing, or (iv) any liabilities of the Seller or the Business not specifically assumed in this Agreement (collectively, "Buyer Losses").

          (b) Indemnification by James F. Matthews. Matthews agrees to indemnify in full the Buyer Indemnified Parties and hold them harmless against any Loss which Buyer Indemnified Parties may suffer, sustain or become subject to, as a result of Buyer Losses, but only after and to the extent that Buyer has fully and completely exhausted its rights and remedies against Seller and Parent pursuant to Section 8.02(a) of this Agreement and is unable to collect some or all of the obligation owed to Buyer pursuant to
     Section 8.02(a) from Parent and/or Seller. Buyer expressly agrees that it may not seek indemnification from Matthews unless and until it has first exhausted its remedies against Seller and Parent. Buyer further agrees that it will notify Matthews of any claims to indemnification it may have against Parent or Seller simultaneously with notifying Parent or Seller of the same.

     8.03 Indemnification by Buyer. Buyer agrees to indemnify in full the Seller, and its officers, directors, employees, agents and stockholders (collectively, the "Seller Indemnified Parties") and hold them harmless against any Losses which any of the Seller Indemnified Parties may suffer, sustain or become subject to as a result of (i) any misrepresentation in any of the representations and warranties of Buyer contained in this Agreement or in any of the Related Documents, (ii) any breach of, or failure to perform, any agreement of Buyer contained in this Agreement or any of the Related Documents, or (iii) any "Claims" (as defined in Section 8.04(a) hereof) or threatened Claims against Seller arising out of the actions or inactions of Buyer with respect to the Assets or the Business after the Closing (collectively, "Seller Losses").

     8.04 Method of Asserting Claims. As used herein, an "Indemnified Party" shall refer to a "Buyer Indemnified Party" or "Seller Indemnified Party," as applicable, the "Notifying

Party" shall refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the "Indemnifying Party" shall refer to the party hereto obligated to indemnify such Notifying Party's Indemnified Parties.

          (a) In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Losses (any such third party action or proceeding being referred to as a "Claim"), the Notifying Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party's ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim; provided, that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Notifying Party within 20 business days after the Notifying Party's notice of such Claim (but, in all events, at least five business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Notifying Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party will cooperate with the Indemnifying Party in the conduct of such defense. Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consents will not be unreasonably withheld. Notwithstanding the foregoing,
     (i) if a Claim seeks equitable relief or (ii) if the subject matter of a Claim relates to the ongoing business of any of the Indemnified Parties, which Claim, if decided against any of the Indemnified Parties, would materially adversely affect the ongoing business or reputation of any of the Indemnified Parties, then, in each such case, the Indemnified Parties alone shall be entitled to contest, defend and settle such Claim in the first instance and, if the Indemnified Parties do not contest, defend or settle such Claim, the Indemnifying Party shall then have the right to contest and defend (but not settle) such Claim.

          (b) In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Claim, the Notifying Party shall deliver a notice of such claim with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Notifying Party that it does not dispute the claim described in such notice or fails to notify the Notifying Party within 30 days after delivery of such notice by the Notifying Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Notifying Party's notice will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its Liability with respect to such claim, the Chief Executive Officers of each of the Indemnifying Party and the Notifying Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such Chief Executive Officers within 60 days after the delivery of the Notifying Party's notice of such claim, such dispute shall be resolved fully and finally in Boston, Massachusetts by an arbitrator selected pursuant to, and an arbitration governed by, the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall resolve the dispute within 90 days after selection and judgment upon the award rendered by such arbitrator may be entered in any court of competent jurisdiction.

          (c) After the Closing, the rights set forth in this Article VIII shall be each party's sole and exclusive remedies against the other party hereto for misrepresentations or breaches of covenants contained in this Agreement and the Related Documents. Notwithstanding the foregoing, nothing herein shall prevent any of the Indemnified Parties from bringing an action based upon allegations of fraud or other intentional breach of an obligation of or with respect to either party in connection with this Agreement and the Related Documents. In the event any action is brought under this Article VIII, the prevailing party's attorneys' fees and costs shall be paid by the nonprevailing party.

          (d) Any indemnification payable under this Article VIII shall be, to the extent permitted by law, an adjustment to purchase price.


                                   ARTICLE IX
                                  MISCELLANEOUS
                                  -------------

     9.01 Expenses. Except as otherwise expressly provided for herein, Seller and Buyer will pay all of their own expenses (including attorneys' and accountants' fees), in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not). In the event that the transactions contemplated hereby have not been consummated by April 30, 2001, and if the conditions of each party's obligation to consummate the transactions have been satisfied as set forth in Section 6.02 and 6.03, as the case may be, then the party not willing or able to consummate the transactions shall pay the "transaction expenses" of the other. For purposes of this Section, the "transaction expenses" shall mean the out-of-pocket expenses, including the expenses of outside legal counsel, incurred in the pursuit of this transaction and the negotiation of this Agreement for the 60 days preceding the expected Closing Date. The payment of these expenses shall be the sole remedy of either party for any claim relating to the failure to consummate the transactions contemplated hereunder. If the conditions to close as set forth in
Section 6.02 or 6.03 have not been met by April 30, 2001, then the party for whom such conditions are identified shall have the right to terminate this Agreement without any further obligation or liability.

     9.02 Further Assurances. Seller agrees that, on and after the Closing Date, it shall take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including, without limitation, putting Buyer in possession and operating control of the Assets and transferring all Permits and Environmental Permits to Buyer that are transferable.

9.03 Cooperation and Exchange of Information. Buyer and Seller shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax return, amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or in conducting any audit or proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by Taxing authorities. Each party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. The Seller upon written request by the Buyer, will provide to the Buyer such factual information reasonably necessary for filing Tax returns, Tax planning and contesting any Tax audit that the Seller possesses as the Buyer may reasonably request with respect to the Assets (which information the Seller agrees to maintain and preserve for so long as it may be needed by the Buyer).

     9.04 Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

     9.05 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or three business days after being mailed by first class U.S. mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Buyer and Seller will, unless another address is specified in writing, be sent to the address indicated below:

    Notices to Buyer:                         with a copy to:
    ----------------                          --------------

    PEMSTAR Inc.                              Dorsey & Whitney
    3535 Technology Drive, N. W.              201 First Avenue, S. W., Suite 340
    Rochester, Minnesota  55901               Rochester, Minnesota 55902
    Attention:  Allen J. Berning, CEO         Attention:  William A. Jonason
    Telecopy:  (507) 280-0838                 Facsimile:  (507) 288-6190

    Notices to Seller, Parent and Matthews:   with a copy to:
    --------------------------------------    --------------

    MATCO Electronics Group, Inc.             Deily, Dautel & Mooney, LLP
    320 North Jensen Road                     8 Thurlow Terrace
    Vestal, New York 13850                    Albany, New York 12203
    Attention:  James Matthews                Attention:  Jonathan Deily
    Facsimile:  (607) 729-8981                Facsimile:  (518) 463-8273

     9.06 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party hereto.

     9.07 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     9.08 Complete Agreement. This Agreement and the Exhibits hereto, the Disclosure Schedule and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

     9.09 Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

     9.10 Governing Law. The internal law, without regard to conflicts of laws principles, of the State of Massachusetts will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        PEMSTAR INC.


                                        By
                                           -------------------------------------
                                        Its
                                            ------------------------------------


                                        THE MATCO ELECTRONICS GROUP, INC.


                                        By
                                           -------------------------------------
                                        Its
                                            ------------------------------------


                                        U.S. ASSEMBLIES NEW ENGLAND, INC.


                                        By
                                           -------------------------------------
                                        Its
                                            ------------------------------------



                                        ----------------------------------------
                                        JAMES F. MATTHEWS

                                LIST OF EXHIBITS
                                ----------------

Exhibit A         Liabilities of Seller

Exhibit B         List of Seller Suppliers to be Paid at Closing

Exhibit C         Allocation of Purchase Price

Exhibit D         Bill of Sale

Exhibit E         Assignment & Assumption Agreement

Exhibit F         Lease Agreement


                                LIST OF SCHEDULES
                                -----------------

Schedule 1.01(a)  List of Equipment

Schedule 1.01(b)  Personal Property Leases

Schedule 1.01(d)  Seller's Interest in all Licenses

Schedule 1.01(e)  Customer Contracts

Schedule 2.01     List of Usable Inventory to be Purchased

Schedule 7.03(a)  Closing Date Customer List

Disclosure Schedule